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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-72424 of Financial Investors Trust on Form N-1A of our report dated June 3, 2002, appearing in the Annual Reports to Stockholders of Financial Investors Trust Funds, Aristata Funds, and the United Association S&P 500 Index Fund for the year ended April 30, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statements of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
August 26, 2002